NET1 EXTENDS ITS FOOTPRINT INTO BOTSWANA

Johannesburg, South Africa, February 3, 2006 - Net 1 UEPS Technologies, Inc. (NASDAQ: UEPS) ("Net1" or the “Company”) announced today that its subsidiary, Net 1 Applied Technologies South Africa Limited, has formed a joint venture company to launch and operate in Botswana a national UEPS smart card-based switching and settlement system. The other shareholder in this new company, SmartSwitch Botswana (Proprietary) Limited, is Capricorn Investment Holdings (Botswana) Proprietary Limited (“Capricorn”), which owns 100% of Botswana-based Bank Gaborone Limited and the majority holding in a number of financial services companies operating in Botswana.

The Company’s subsidiary and Capricorn will each own 50% of the new company.

SmartSwitch Botswana will be the first of its kind in Botswana and is expected to have a substantial impact on the financial industry in Botswana. Capricorn, as the first user of the UEPS technology in Botswana, believes that it can substantially increase its market share in the financial services industry and position its group as the front runner in serving the un-banked and under-banked citizens of Botswana. The initial smart card applications offered to Capricorn’s customer base will include banking and a suite of financial services and products such as micro-finance, short- and long-term insurance, health care, third party deductions, third party payments, money transfers, wage payments and retail.

The initial investment made by each party in respect of all UEPS-related hardware and software, customization, UEPS initial license, POS terminals and the first year working capital requirements is approximately US$ 2 million.

Phase 1 of the project will focus on the migration of all Capricorn’s financial services products to the UEPS smart card, offering affordability, security, simplicity and flexibility.

“This initiative will launch Net1’s technology into the business of providing solutions for a myriad of new financial products and services. The versatility of the UEPS, together with our new products due for launching in Namibia during February 2006, allows the convergence between a number of industry segments and government organizations. The key to our success is our finely-tuned business models which, through the use of our technology, generate new income streams from un-tapped markets, for all system participants,” said Brenda Stewart, Net 1’s Senior Vice President, Marketing & Sales.

Net1 expects that the rollout of SmartSwitch Botswana will commence during the months of June and July of 2006.

About Net1 (www.net1ueps.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. The company believes that it is the first company worldwide to implement a system that can enable the estimated four billion people who generally have limited or no access to a bank account to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. To accomplish this, the company has developed and deployed the UEPS. This system uses secure smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of Net1’s system can enter into transactions at any time with other card holders in even the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, Net1’s system can be used for banking, health care management, international money transfers, voting and identification.

This announcement may contain forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, development difficulties, foreign currency risks, costs of capital, the ability to consummate and integrate acquisitions, and other risks detailed in the Company’s SEC filings. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact William Espley at Net1 Investor Relations at:
Telephone:	(604) 484-8750
Toll Free:	1-866-412-NET1 (6381)